Anthony C. Weagley, Vice President & Treasurer

CENTER BANCORP, INC ANNOUNCES SECOND QUARTER FINANCIAL RESULTS
Union, NJ, July 31, 2006

UNION, NJ -- (MARKET WIRE) -- 07/31/06 -- Center Bancorp, Inc. (NASDAQ: CNBC), parent company of Union Center National Bank, today reported earnings results for the second quarter ended June 30, 2006. Second quarter 2006 net income amounted to $1.4 million, as compared with net income of $1.9 million in the second quarter of 2005. The results for the second quarter were equivalent to $0.10 on a diluted per common share basis as compared with $0.18 per share for the second quarter of 2005. Second quarter results were impacted by a significant balance sheet repositioning in the first quarter, which is intended to improve the mix of interest-earning assets and interest bearing-liabilities, increase net interest margin and increase the Corporation’s long-term profitability.

For the six months ended June 30, 2006, the Corporation reported net income of $305,000, equivalent to fully diluted earnings per common share of $0.02. These amounts reflect the impact of a $2.4 million, or $0.18 per share, after-tax charge in the first quarter of 2006, in connection with the restructuring of the balance sheet announced on March 24, 2006. The Corporation earned $3.7 million or $.34 per diluted common share, for the six months ended June 30, 2005. All common stock per share amounts have been restated to reflect all previously declared and paid common stock splits and common stock dividends. Earnings per share comparisons reflect 1,904,761 additional shares issued in 2005 in connection with the acquisition of Red Oak Bank on May 20, 2005. The Corporation also issued 888,888 shares of common stock in a private placement of its securities on June 30, 2005.

Second quarter highlights:

▪	Average total loans grew by 17% over the second quarter of 2005, led by growth in commercial and commercial real estate loans.

▪	Significant repositioning of the balance sheet, as planned, evidenced by a $155 million reduction of the securities portfolio and a $146 million decrease in wholesale borrowings.

▪	A 17 basis point increase in the net interest margin from the first quarter of 2006.

▪	Credit quality continues to remain high.

▪	The Corporation repurchased 208,304 shares of common stock in the second quarter of 2006 under its buy back program.

▪	Total assets of $1.1 billion at June 30, 2006, which continues to position the Corporation as one of the largest New Jersey headquartered financial institutions.

Commenting on the results for the quarter, President and Chief Executive Officer John J. Davis stated, “I am pleased to report that we have made important progress this quarter toward our stated goals of growing core deposits, increasing loans, improving the quality and composition of our balance sheet, and positioning Center Bancorp for enhanced earnings and shareholder returns. We grew our loans in the last three months and funded that growth with cash flows from the sale of investment securities and from new deposits. And we achieved these results despite a continued challenging interest rate environment.

"With the yield curve significantly flatter than had been expected, we continue to focus on our balance sheet strategy, our initiatives to control expenses and continued strong credit quality. However, due to the uncertainty of the timing and direction of interest rates in general, which continues to have a significant effect on our spreads and margins, we expect our net interest margin will remain lower than in 2005.”

Mr. Davis added, “Our core strengths in commercial lending, credit quality and core deposit generation, as well as the key markets where we operate remain attractive. We continue to make investments in our niches, leveraging these strengths. We expect to open our new Boonton/Mountain Lakes office during the third quarter. While we remain cautiously optimistic about the business climate in 2006 due to the prevailing interest rate environment, in total we are committed to enhancing profitability and returns over the longer term.”

Total interest income on a fully taxable-equivalent basis for the second quarter of 2006 increased by $619,000, or 4.78%, to $13.6 million, from the comparable 2005 quarterly period, while total interest expense increased by $1.3 million, or 22.9%, to $6.7 million.

For the six months ended June 30, 2006 total interest income on a fully tax-equivalent basis increased $2.9 million, or 11.64%, compared to the comparable six-month period in 2005. For the six months ended June 30, 2006 total interest expense increased $3.5 million, or 35.4%, compared to the comparable six-month period in 2005.

The year-over-year increase in second quarter 2006 interest income reflects the assets acquired in the Red Oak acquisition, and the Corporation's organic loan growth over the past twelve months. Average interest-earning assets declined by $83.3 million, or 8.17%, to $936.0 million, which helped reduce the effects of a compressing margin and the 93 basis point increase in the average cost of funds. While the yield on earnings assets increased 71 basis points, it was not sufficient to offset the effect of the rise in the cost of funds. The increase in yield stemmed from a variety of factors, including the increase in short-term interest rates in the current second quarter and the replacement of lower yielding assets with assets reflecting higher market rates. The repositioning of the balance sheet at the end of the prior quarter included the sale of $86.3 million of securities with an average yield under 4.0%.

The year-over-year increase for the three months ended June 30, 2006 in interest expense primarily reflects the liabilities acquired in the Red Oak merger, the impact of the rise in rates on the cost of borrowings and time deposits, as well as on other interest- bearing transaction accounts. In addition, the Corporation embarked on a campaign to grow core deposits in the current second quarter, increasing its rates to be more in line with the marketplace. The Corporation reduced its average borrowings by $73.6 million at the end of the second quarter 2006 as compared with the same quarter in 2005. The average balance of interest-bearing liabilities also declined by $90.2 million, or 10.3%, to $784.0 million in the current second quarter, and the average cost of funds rose 93 basis points to 3.44%.

While interest income, on a fully tax equivalent basis, rose year-over-year for the six month period despite the impact of these factors, the Corporation's interest rate spread and net interest margin contracted during this time. The majority of the compression occurred between the first quarter of 2005 and first quarter of 2006, as expected, with the spread and margin each declining 38 and 22 basis points in the first quarter periods, respectively.

Other Income

Excluding net securities losses and gains in the respective periods, the Company recorded other income of $1,586,000 in the six months ended June 30, 2006, compared to $1,706,000 in the six months ended June 30, 2005. The 7% decrease stemmed from a $83,000 decline in service charges, commissions and fees revenue and a $45,000 decline in other income, which was related to a one time commission on deluxe check book charges in 2005. The changes in other income also reflect growth in various revenue sources, including the Corporation's investment in Bank-owned Life Insurance ("BOLI"), and a decline in the revenue from its sale of third-party investment products throughout the branch network. Including net securities losses and gains in the respective periods, the Corporation recorded an other income loss of $1,992,000 in the six months ended June 30, 2006 as compared with other income of $1,742,000 in the six months ended June 30, 2005, reflecting the balance sheet repositioning undertaken during the first quarter of 2006.

Total other income decreased $41,000 for the second quarter of 2006 compared with the comparable quarter in 2005, primarily as a result of the aforementioned declines in service charges and other fee revenue offset by an increase of $54,000 related to gains on securities sold during the second quarter period. The Corporation continues to pursue opportunities to expand other non-interest revenue.

Other Expense

Other expense for the second quarter of 2006 totaled $5.8 million, an increase of $343,000 or 6.32% over the comparable period in 2005. Higher operating expenses during the second quarter resulted primarily from increases in occupancy and premise expense and other general and administrative expenses. The increase in occupancy and bank premise expense was largely attributable to the expansion of the branch network in connection with the Red Oak acquisition in 2005, while other general and administrative expense increased $223,000, associated with increases in professional consulting, compliance, audit fees, insurance and stationary and printing expense. The amortization of core deposit intangibles ("CDI") accounted for $31,000 and $18,000, respectively, of other expense in the current and year-earlier second quarters, with the increase reflecting the CDI amortization stemming from the acquisition of Red Oak Bank in May, 2005.

Salaries and benefits increased by $33,000, or 1.1%, to $3.0 million, reflecting a stabilization of expense and staffing in comparison to the prior quarterly period in 2005. Full time equivalent staffing levels were 210 as of June 30, 2006 compared to 212 as of June 30, 2005. The change in staffing levels includes the impact of the acquisition of Red Oak Bank in 2005.

Other expense for the six months ended June 30, 2006 totaled $12.0 million, an increase of $1,205,000, or 11.2%, over the comparable period in 2005. Higher operating expenses during the six-month period resulted primarily from increases in occupancy and premise expense and other general and administrative expenses. The $89,000 increase in occupancy and bank premise expense was largely attributable to the expansion of the branch network in connection with the Red Oak acquisition in 2005, while other general and administrative expense increased $622,000 associated with increases in professional consulting, compliance, audit fees, insurance and stationary and printing expense. The amortization of core deposit intangibles ("CDI") accounted for $63,000 and $18,000, respectively, of other expense in the current year and comparable six-month period in 2005.

For the six months ended June 30, 2006 salaries and benefits increased by $438,000, or 7.4%, to $6.3 million, reflecting increases in salary and benefit expense due to normal merit and promotional increases, pension expense, and stock option expense under FAS 123(R), as compared with the prior six month period in 2005.

The Corporation’s other expenses totaled $5.8 million and $12.0 million for the three and six months ended June 30, 2006, respectively, and were equivalent to 0.57% and 1.13% of average assets, respectively.

Income Tax Expense

The effective tax rate, exclusive of the impact of the realized loss on securities sold, continues to be less than the statutory rates, substantially as a result of tax-free income generated from the Corporation's municipal and other tax advantaged investments. The Corporation recorded income tax expense of $43,000 in the current second quarter, down $364,000 from the second quarter 2005 amount. The decline was primarily due to a $925,000 decline in pre-tax income to $1.4 million, and reflects an effective tax rate of 3.04%. In the second quarter of 2005, the effective tax rate was 17.4%.

Net Interest Income

The Corporation recorded net interest income of $6.3 million for the three-month period ended June 30, 2006 and $12.7 million for the current six-month period. This compared with net interest income of $6.8 million for the three-month period ended June 30, 2005 and $13.3 million for the six months ended June 30, 2005. The $556,000, or 4.2%, decrease in net interest income from the six months ended June 30, 2005 to the comparable period in 2006 was attributable to a $3.5 million, or 35.4%, rise in interest expense to $13.6 million, which more than offset a $3.0 million, or 12.8%, rise in interest income to $26.3 million.

In addition to the interest-earning assets acquired in the Red Oak merger, the year-over-year increase in interest income reflects an improved yield on loans and investments. The increased volume of loans produced over the last several quarters, offset by a reduction in the size of the securities portfolio in the first half of 2006, accounted for the major changes in the mix of the portfolio. As a result, the average balance of interest-earning assets declined by $9.2 million, or 0.9%, to $973.1 million in the current six-month period, while there was an increase of 63-basis point in the average yield to 5.62% as compared to 4.99% for the same period in 2005.

The year-over-year increase in interest expense primarily reflects the increase in short-term rates, which translated to a 94 basis point increase in the cost of funds. To a lesser extent, a shift in the mix of interest-bearing liabilities, together with the Corporation's use of borrowings in the first half of the year, also contributed to the rise in the overall cost of interest-bearing liabilities. The average balance of interest-bearing liabilities declined $22.3 million, or 2.7%, year-over-year to $815.9 million; the decline in volume was offset by the impact of the 94-basis point increase in the average cost of funds to 3.33%.

For the three months ended June 30, 2006, the Corporation’s net interest spread declined 22 basis points to 2.36% as compared to 2.58% for the comparable three-month period in 2005 and the Corporation’s margin declined by one basis point from 2.93% to 2.92%. For the first six months of 2006, the Corporation's spread and margin were equal to 2.29% and 2.83%, respectively, down 31 and 12 basis points, respectively, from the measures in the year-earlier six-month periods. The same combination of factors, the rise interest rates and flattening of the yield curve, that contributed in the current six-month period to the compression of the Corporation's spread and margin contributed to their compression in the current three month period.

The Federal Reserve Board continued to raise rates in the second quarter of 2006, increasing the federal funds rate 50 basis points in the second quarter to 5.25% at June 30, 2006. For the three months ended June 30, 2006, the net interest margin (net interest income as a percentage of earning assets) decreased 1 basis point to 2.92% from 2.93% for the comparable second quarter in 2005. On a linked sequential quarter comparison, the net interest margin increased 17 basis points from 2.75% for the first quarter of 2006.

Balance Sheet Summary

The Corporation recorded total assets of $1.1 billion at June 30, 2006, down $105.8 million from the June 30, 2005 total, as expected, and a reduction of $42.1 million from the balance at December 31, 2005. The reduction in the size of the balance sheet is consistent with the balance sheet restructuring announced in the first quarter of 2006. The Corporation utilized the cash flows generated by redemptions and sales of securities to increase loan production and, at the same time, increased its deposits and reduced its wholesale borrowings. Loans totaled $530.6 million at June 30, 2006, up $24.8 million, or 4.9%, from the year-end 2005 balance, and an increase of $32.0 million, or 6.4%, from the balance recorded at June 30, 2005. On June 30, 2006, securities totaled $432.3 million, a decline of $96.3 million, or 18.2%, from the year-end 2005 balance, and a decline of a $155.4 million, or 26.44%, from the balance recorded at June 30, 2005.

Deposits totaled $773.0 million at June 30, 2006, an increase of $72.4 million from the year-end 2005 balance, and up $51.8 million from the balance recorded at June 30, 2005. With borrowings at $187.1 million at June 30, 2006, borrowed funds were consistent with the Corporation’s targeted strategies.

Stockholders' equity totaled $94.2 million at June 30, 2006, down $5.3 million from the year-end 2005 total, and down $7.5 million from the balance recorded at June 30, 2005. Tangible stockholders' equity totaled $76.8 million at the close of the current second quarter, down $5.2 million and $7.4 million, respectively, from the year-end 2005 and June 30, 2005.

Loans

Total average loan volume for the second quarter of 2006 increased to $510.1 million, an increase of $74.6 million (up 17.13% from $435.5 million for the comparable prior year quarter). On a linked sequential quarter comparison, total average loans increased by $7.6 million from $502.6 million on average during the first quarter of 2006. The Corporation continues to focus on building loan volume in its marketplace.

For the six months ended June 30, 2006, total average loan volumes increased to $506.4 million, an increase of $98.1 million on average (up 24.02% from $408.3 million on average for the comparable six months ended June 30, 2005).

The Corporation recorded total loans of $530.6 million at June 30, 2006, representing a $24.8 million, or 4.90%, increase from the balance recorded at December 31, 2005. At June 30, 2006, the Corporation had outstanding commitments of $13.1 million, with commercial and commercial real-estate loans representing 56.4% of that amount. Based upon the net loan growth achieved in the first six months of the year, it is currently management's expectation that we are on track to achieve continued growth in loans by the end of December 2006, fueled by a continued increase in the commercial sectors of the portfolios.

Asset Quality

Asset quality remained strong during the second quarter of 2006. At June 30, 2006, non-performing assets totaled $2.4 million. Non-performing assets represented 0.23% of total assets at the close of the current second quarter.

Reflecting the current quality of the Corporation’s assets, and despite the increase in the average size of the loan portfolio, the Corporation did not make any provisions to the allowance for loan losses during 2006. At June 30, 2006, the total allowance for loans amounted to $4.9 million, or 0.93% of total loans. At June 30, 2006, total non-accrual loans amounted to $430,000, or 0.08% of total loans.

Securities

Consistent with the balance sheet strategies outlined by management in the first quarter of 2006, the Corporation realized a meaningful reduction in its securities portfolio at June 30, 2006 from the levels recorded at June 30, 2005 and December 31, 2005. Securities totaled $432.3 million at June 30, 2006, representing 40.3% of total assets, compared to $587.8 million, representing 49.9% of total assets, at the close of the second quarter 2005, and $528.7 million, representing 47.4% of total assets, at December 31, 2005.

Reflecting the lower balance of the securities portfolio and an increase in market interest rates over the course of the quarter, the net unrealized loss on securities available for sale increased to $8.8 million at June 30, 2006 from $1.5 million at June 30, 2005. At December 31, 2005, the net unrealized loss on available-for-sale securities was $6.8 million.

Deposits/Funding Sources

Deposits totaled $773.0 million at June 30, 2006, an increase of $72.4 million from the year-end 2005 balance, an increase of $51.7 million as compared to the balance recorded at the second quarter-end 2005 and an increase of $120.6 million as compared to the balance at March 31, 2006. The linked-quarter increase was the net effect of a $77.4 million rise in core deposits to $366.3 million, and a $40.3 million increase in CDs to $264.4 million. While the Corporation had experienced a decline in deposits in the first quarter of 2006 coupled with allowing certain deposits to run-off, it initiated a campaign to attract deposits beginning at the end of the first quarter of 2006.

Borrowings totaled $187.1 million at June 30, 2006, reflecting a decline of $106.9 million from the year-end 2005 balance, a reduction of $146.4 million, or 43.9%, from the balance at June 30, 2005 and $34.5 million or 15.6% from the balance at March 31, 2006. The June 30, 2006 amount represented 17.4% of total assets, an improvement from 26.4%, 28.3% and 22.3%, respectively, at the earlier dates. Federal Home Loan Bank of New York advances represented $90.2 million of the second quarter-end total, with repurchase agreements representing $96.9 million at the same date.

Stockholders' Equity

Total stockholders’ equity totaled $94.2 million or 8.78% of total assets, compared to $101.7 million, or 8.63%, at June 30, 2005 and $99.5 million, or 8.92%, at December 31, 2005. Contributions to capital during the six-months ended June 30, 2006 from the Corporation’s option plans, dividend reinvestment and optional stock purchase plan amounted to approximately $77,917, compared to approximately $382,080 for the six months ended June 30, 2005. The Corporation’s dividend reinvestment and option stock purchase plan is currently a market issuance plan. During most of 2005, the plan was operating under the original issuance method for purchases made for the plan.

Book value per common share was $7.12 at June 30, 2006, compared to $7.57 at June 30, 2005 and $7.41 at December 31, 2005. Tangible book value (i.e., total stockholders’ equity less goodwill and other intangible assets) per common share was $5.81 at June 30, 2006, $6.27 at June 30, 2005 and $6.11 at December 31, 2005. The decline as compared to 2005 reflects the increase in goodwill and other intangible assets resulting from the acquisition of Red Oak Bank.

During the three months ended June 30, 2006, the Corporation purchased 208,304 shares, respectively, at an average cost per share of $12.36, under the Corporation’s stock buyback program. There were no shares repurchased in the first three months of 2006. The repurchased shares were recorded as Treasury Stock, which resulted in a decrease in stockholder’s equity. At June 30, 2006, there were 406,168 shares still available for repurchase under the Corporation’s stock buyback program.

At June 30 2006, the Corporation’s capital ratios continued to exceed the minimum federal requirements for a bank holding company, and the Bank's capital ratios continued to exceed each of the minimum levels required for classification as a "well capitalized institution" under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA").

At June 30, 2006, the total Tier 1 Capital Leverage ratio was 9.73%, the total Tier 1 Risk Based Capital ratio was 14.55 % and the total Risk Based Capital ratio was 15.29%. Total Tier 1 capital increased to approximately $97.5 million at June 30, 2006 from $82.7 million at June 30, 2005 and decreased $4.7 million from $102.2 million at December 31, 2005.

Center Bancorp, Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey, currently operates fourteen banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Madison, Millburn/Vauxhall, Morristown (3 locations), Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Union New Jersey Transit train station, Union Hospital and the Boys and Girls Club of Union. The Bank recently received approvals to install and operate two additional off-premise ATM locations in the Chatham and Madison New Jersey Transit Stations, which are scheduled to be operational in 2006.

Union Center National Bank is the largest commercial Bank headquartered in Union County; it was chartered in 1923 and is a full-service banking company.

For further information regarding Center Bancorp Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Non-GAAP Financial Measures

The Corporation’s reference to its total other income, exclusive of the losses recorded on securities sales, may constitute a “non-GAAP financial measure”. The Corporation has provided reconciliation by also reporting its total other income for that period. The Corporation believes that the above-mentioned reference enhances the public’s ability to compare results between the first six months of 2006 and the first six months of 2005.

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding cost-cutting measures, the impact of the Corporation’s balance sheet repositioning, the Corporation’s outlook for the balance of 2006 (including potential growth in loans and core deposits), the Corporation's net interest margin, the Corporation’s long term outlook regarding profitability, the Corporation’s goal to reduce other expenses, and the Corporation's expansion plans and the Corporation’s views regarding the business climate in 2006 ) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

CENTER BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
	June 30,	December 31,
(Dollar Amounts in Thousands)	2006	2005
	(unaudited)
ASSETS
Cash and due from banks	$17,007	$19,343
Federal funds sold and securities purchased under agreement to resell	30,228	—
Total cash and cash equivalents	47,235	19,343
Investment securities held to maturity (approximate market value of
$134,294 in 2006 and $140,628 in 2005)	136,224	140,514
Investment securities available-for-sale	296,117	388,170
Total investment securities	432,341	528,684
Loans, net of unearned income	530,650	505,826
Less — Allowance for loan losses	4,935	4,937
Net Loans	525,715	500,889
Premises and equipment, net	18,425	18,343
Accrued interest receivable	4,925	5,875
Bank owned life insurance	20,972	18,588
Other Assets	5,725	5,670
Goodwill and other intangible assets	17,375	17,437
Total assets	$1,072,713	$1,114,829

LIABILITIES
Deposits:
Non-interest bearing	$132,098	$139,911
Interest-bearing
Certificate of deposit $100 and over	125,614	154,409
Interest-bearing transactions, savings and time deposits $100 and less	515,251	406,281
Total deposits	772,963	700,601
Overnight Federal funds and securities sold under agreement to repurchase	27,373	98,193
Short-term borrowings	2,000	23,900
Long-term borrowings	157,682	171,870
Subordinated debentures	15,465	15,465
Accounts payable and accrued liabilities	3,012	5,311
Total liabilities	978,495	1,015,340

STOCKHOLDERS’ EQUITY
Preferred Stock, no par value:
Authorized 5,000,000 shares; none issued	—	—
Common stock, no par value:
Authorized 20,000,000 shares; issued 14,467,962 and
14,467,962 shares in 2006 and 2005, respectively	65,592	65,592
Additional paid in capital	3,912	3,787
Retained earnings	36,336	38,453
Treasury stock, at cost (1,236,501 and 1,036,334 shares in 2006 and
2005, respectively)	(6,242)	(3,701)
Accumulated other comprehensive loss	(5,380)	(4,642)
Total stockholders’ equity	94,218	99,489
Total liabilities and stockholders’ equity	$1,072,713	$1,114,829

CENTER BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in Thousands, Except Per Share Data)	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Interest income:
Interest and fees on loans	$7,777	$5,928	$15,138	$10,961
Interest and dividends on investment securities:
Taxable interest income	3,912	4,935	8,401	9,423
Non-taxable interest income	1,010	992	2,026	1,965
Dividends	214	465	569	915
Interest on Federal funds sold and securities purchased under agreement to resell	141	17	151	29
Total interest income	13,054	12,337	26,285	23,293
Interest expense:
Interest on certificates of deposit $100,000 or more	1,354	987	2,703	1,986
Interest on other deposits	2,819	1,896	4,889	3,456
Interest on borrowings	2,573	2,605	5,985	4,587
Total interest expense	6,746	5,488	13,577	10,029
Net interest income	6,308	6,849	12,708	13,264
Provision for loan losses	0	0	0	0
Net interest income after provision for loan losses	6,308	6,849	12,708	13,264
Other income:
Service charges, commissions and fees	449	475	887	970
Other income	91	160	210	255
Annuity and Insurance	53	72	105	114
Bank Owned Life Insurance	203	184	384	367
Gain (loss) on securities sold	77	23	(3,578)	36
Total other income (loss)	873	914	(1,992)	1,742
Other expense:
Salaries and employee benefits	3,037	3,004	6,319	5,881
Occupancy, net	521	442	1,127	1,012
Premises and equipment	467	483	915	941
Stationery and printing	178	181	389	302
Marketing and advertising	187	160	301	332
Other	1,376	1,153	2,916	2,294
Total other expense	5,766	5,423	11,967	10,762
Income (loss) before income tax expense (benefit)	1,415	2,340	(1,251)	4,244
Income tax expense (benefit)	43	407	(1,556)	566
Net income	$1,372	$1,933	$305	$3,678
Earnings per share:
Basic	$0.10	$0.18	$0.02	$0.34
Diluted	$0.10	$0.18	$0.02	$0.34
Weighted average common shares outstanding:
Basic	13,276,568	10,962,507	13,355,459	10,697,411
Diluted	13,353,176	11,005,043	13,423,412	10,741,239
All per common share amounts have been adjusted retroactively for common stock splits and common stock dividends impacting the periods presented.

AVERAGE STATEMENTS OF CONDITION WITH INTEREST AND AVERAGE RATES

	Six Month Period Ended June 30,
	2006			2005
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(tax-equivalent basis, dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Investment securities: (1)
Taxable	$347,897	$8,850	5.09%	$425,932	$9,676	4.54%
Non-taxable	112,585	3,227	5.73%	145,900	3,846	5.27%
Federal funds sold and securities purchased under agreement to resell	6,255	151	4.83%	2,201	29	2.64%
Loans, net of unearned income (2)	506,365	15,138	5.98%	408,292	10,961	5.37%
Total interest-earning assets	973,102	27,366	5.62%	982,325	24,512	4.99%
Non-interest-earning assets
Cash and due from banks	21,811			19,840
BOLI	19,275			18,013
Intangible assets	17,408			6,066
Other assets	28,088			27,475
Allowance for possible loan losses	(4,936)			(4,082)
Total non-interest-earning assets	81,646			67,312
Total assets	$1,054,748			$1,049,637
Liabilities and stockholders' equity
Interest-bearing liabilities:
Money market deposits	$79,022	958	2.42%	$87,849	932	2.12%
Savings deposits	99,090	957	1.93%	113,732	765	1.35%
Time deposits	239,851	4,799	4.00%	240,274	3,311	2.76%
Other interest - bearing deposits	120,766	878	1.45%	120,873	434	0.72%
Short-term Borrowings and FHLB Advances	261,670	5,319	4.07%	260,048	4,125	3.17%
Subordinated Debentures	15,465	665	8.60%	15,465	462	5.97%
Total interest-bearing liabilities	815,864	13,576	3.33%	838,241	10,029	2.39%
Non-interest-bearing liabilities:
Demand deposits	135,509			132,781
Other non-interest-bearing deposits	2,547			2,224
Other liabilities	3,697			5,042
Total non-interest-bearing liabilities	141,753			140,047
Stockholders' equity	97,131			71,349
Total liabilities and stockholders’ equity	$1,054,748			$1,049,637
Net interest income (tax-equivalent basis)		$13,790			$14,483
Net Interest Spread			2.29%			2.60%
Net interest income as percent
of earning-assets (net interest margin)			2.83%			2.95%
Tax-equivalent adjustment (3)		(1,081)			(1,219)
Net interest income		$12,709			$13,264
(1) Average balances for available-for-sale securities are based on amortized cost
(2) Average balances for loans include loans on non-accrual status
(3) The tax-equivalent adjustment was computed based on a statutory Federal income tax rate of 34 percent

AVERAGE STATEMENTS OF CONDITION WITH INTEREST AND AVERAGE RATES

	Three Month Period Ended June 30,
	2006			2005
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(tax-equivalent basis, dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Investment securities: (1)
Taxable	$303,421	$4,110	5.42%	$437,799	$5,041	4.61%
Non-taxable	110,872	1,551	5.60%	143,506	1,974	5.50%
Federal funds sold and securities purchased under agreement to resell	11,553	141	4.88%	2,397	17	2.84%
Loans, net of unearned income (2)	510,126	7,777	6.10%	435,539	5,928	5.44%
Total interest-earning assets	935,972	13,579	5.80%	1,019,241	12,960	5.09%
Non-interest-earning assets
Cash and due from banks	23,272			20,478
BOLI	19,884			18,103
Intangible Assets	17,393			9,961
Other assets	27,800			28,182
Allowance for possible loan losses	(4,936)			(4,343)
Total non-interest-earning assets	83,413			72,381
Total assets	$1,019,385			$1,091,622
Liabilities and stockholders' equity
Interest-bearing liabilities:
Money market deposits	$95,371	658	2.76%	$91,206	526	2.31%
Savings deposits	94,498	468	1.98%	137,004	410	1.20%
Time deposits	242,804	2,586	4.26%	235,311	1,672	2.84%
Other interest - bearing deposits	123,348	461	1.49%	109,153	275	1.01%
Short-term Borrowings & FHLB Advances	212,549	2,234	4.20%	286,144	2,364	3.30%
Subordinated Debentures	15,465	338	8.74%	15,465	241	6.23%
Total interest-bearing liabilities	784,035	6,745	3.44%	874,283	5,488	2.51%
Non-interest-bearing liabilities:
Demand deposits	135,299			135,433
Other non-interest-bearing deposits	1,803			2,785
Other liabilities	2,782			5,150
Total non-interest-bearing liabilities	139,884			143,368
Stockholders' equity	95,466			73,971
Total liabilities and stockholders’ equity	$1,019,385			$1,091,622
Net interest income (tax-equivalent basis)		$6,834			$7,472
Net Interest Spread			2.36%			2.58%
Net interest income as percent
of earning-assets (net interest margin)			2.92%			2.93%
Tax-equivalent adjustment (3)		(525)			(623)
Net interest income		$6,309			$6,849

(1) Average balances for available-for-sale securities are based on amortized cost
(2) Average balances for loans include loans on non-accrual status
(3) The tax-equivalent adjustment was computed based on a statutory Federal income tax rate of 34 percent